Exhibit 99.2

AMENDMENT TO THE

GSI COMMERCE, INC. 2005 EQUITY INCENTIVE PLAN, AS AMENDED

WHEREAS, GSI Commerce, Inc. (“GSI”) previously adopted and maintained the GSI Commerce, Inc. 2005 Equity Incentive Plan, as amended (the “Plan”);

WHEREAS, on June 17, 2011, Gibraltar Acquisition Corp., a wholly owned subsidiary of eBay Inc. (the “Company”), merged with and into GSI with GSI surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Company has assumed unvested outstanding restricted stock units granted under the Plan;

WHEREAS, in anticipation of the Company’s assumption of outstanding unvested restricted stock units granted under the Plan, the Board of Directors of GSI authorized the amendment of the Plan and any awards previously granted to conform to the Company’s administrative practices; and

WHEREAS, the Company desires to amend the Plan to incorporate such amendments.

NOW THEREFORE, pursuant to the power of amendment contained in Section 3(b)(iv) of the Plan, the Plan is hereby amended, effective as of June 17, 2011, by inserting a new section of the Plan, titled “Assumption of Plan by eBay Inc.,” as Section 18 of the Plan as follows:

18.	ASSUMPTION OF PLAN BY EBAY INC.

     (a) Acquisition of GSI Commerce, Inc. by eBay Inc. On June 17, 2011, Gibraltar Acquisition Corp., a wholly owned subsidiary of eBay Inc., merged with and into GSI Commerce, Inc. with GSI Commerce, Inc. surviving as a wholly owned subsidiary of eBay Inc. In connection with such merger, eBay Inc. assumed outstanding unvested restricted stock units granted under this Plan.

     (b) Conformance to eBay Inc.’s Administrative Practices. Notwithstanding anything in this Plan to the contrary, effective as of June 17, 2011, the following provisions shall apply: (i) all references in this Plan to “GSI Commerce, Inc.” or the “Company” shall be understood to mean eBay Inc., (ii) the Compensation Committee of eBay Inc.’s Board of Directors shall succeed to the authority of the Board and Committee of GSI Commerce, Inc. with respect to the administration of this Plan, (iii) all administrative authority with respect to this Plan shall be delegated in a manner consistent with the delegation provisions of the eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated (the “eBay Equity Plan”), (iv) all awards granted under this Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the eBay Equity Plan, including without limitation eBay Inc.’s applicable leave of absence policy; provided that awards outstanding under this Plan as of June 17, 2011 shall be deemed amended only to the extent that the amendment does not cause the terms and conditions of such awards to be less favorable to the holders of such awards than the terms and conditions of such awards as in effect immediately prior to June 17, 2011, (v) all awards granted under this Plan shall be subject to the tax withholding provisions of the eBay Equity Plan, and (vi) all notices to be made to eBay Inc. pursuant to this Plan shall be sent to Stock Administration at eBay Inc., 2145 Hamilton Avenue, San Jose, CA 95125. Also effective as of June 17, 2011 and notwithstanding anything in this Plan to the contrary, each restricted stock unit award granted prior to June 17, 2011 under this Plan has been amended to provide that, effective for vesting dates after July 15, 2011, each vesting date that falls between the 16th day and the 31st day of any given month will be accelerated to the 15th day of the same month, and each vesting date that falls between the 1st day and the 14th day of any given month will be accelerated to the 15th day of the previous month, such that all vesting dates of all restricted stock unit awards will fall on the 15th day of a month.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on this 7th day of July, 2011.

eBay Inc.

By:	/s/ Brian Levey
Brian Levey
Vice President, Deputy General
Counsel & Assistant Secretary